                                   EXHIBIT 2.1

                     MEMBERSHIP INTEREST PURCHASE AGREEMENT

THIS MEMBERSHIP INTEREST PURCHASE AGREEMENT, made and entered into effective as of the close of business on the 31st day of October, 2003, by and among Aero Systems Engineering, Inc., a Minnesota corporation ("ASE"), Richard A. Hoel ("Hoel"), Laurence E. Gamst ("Gamst") and Edward J. Drenttel ("Drenttel") (ASE, Hoel, Gamst and Drenttel are collectively referred to as the "Buyers"), and Raymond Carriere ("Carriere").

                              W I T N E S S E T H:

WHEREAS, Automation, Manufacturing & Robotic Technologies, LLC, a Minnesota limited liability company (the "Company"), has 1,000 membership interest units issued and outstanding, all of which are held of record by Carriere (the "Outstanding Units"); and

WHEREAS, Carriere desires to sell to Buyers, and Buyers desire to buy from Carriere, 600 of the Outstanding Units (the "Purchased Units"), which Purchased Units represent 60% of the Outstanding Units, on the terms and conditions set forth below.

NOW, THEREFORE, in consideration of the foregoing recitals, the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt, sufficiency and mutuality of which are hereby acknowledged, the parties agree as follows:

                                   ARTICLE 1.

PURCHASE OF MEMBERSHIP INTEREST

1.1. PURCHASE AND SALE OF PURCHASED UNITS. On the terms and subject to the conditions herein set forth, on the "Closing Date" (as such term is hereinafter defined), Carriere hereby agrees to sell, transfer and deliver to Buyers, and Buyers hereby agree to purchase and acquire from Carriere, the Purchased Units, to be acquired by each of the Buyers in accordance with the following:

                                  Number of                            Percentage of
Name of Buyer             Purchased Units Acquired                   Outstanding Units
-------------             ------------------------                   -----------------
ASE                                 510                                      51%

Hoel                                 30                                       3%

Gamst                                30                                       3%

Drenttel                             30                                       3%
                                    ===                                      ==
Total                               600                                      60%

The obligations of each of the Buyers to make payment of the "Purchase Price" (as such term is defined in Section 1.3 below) to Carriere are several, and not joint and several, obligations. Each Buyer shall make its/his proportionate payment of the Purchase Price. For example, the "Closing Payment" (as such term is defined in Section 1.3 below) shall be paid $255,000 by ASE and $15,000 each by Hoel, Gamst and Drenttel.

1.2. CLOSING. Closing on the purchase and sale of the Purchased Units shall take place on October 31, 2003, at the offices of Winthrop & Weinstine, P.A., 225 South Sixth Street, Suite 3500, Minneapolis, Minnesota 55402, or on such other time and date and at such other location as may be mutually agreed upon by the parties to this Agreement (such date is referred to in this Agreement as the "Closing Date"). The effective time of the closing shall be as of the close of business on October 31, 2003 (the "Closing").

1.3. PURCHASE PRICE. The total purchase price (the "Purchase Price") to be paid by Buyers to Carriere for the Purchased Units will be equal to: (i) Three Hundred Thousand and 00/100 Dollars ($300,000) (the "Closing Payment"); plus
(ii) the "Earn-Out Amount," calculated in accordance with the following:

         1.3.1. DEFINITIONS. The following defined terms are used for purpose of calculating the Earn-Out Amount:

                  (a) COST OF GOODS SOLD. "Cost of Goods Sold" shall be equal to all costs directly associated with the production of Net Revenues, including the costs of equipment and other products purchased from third parties and re-sold to customers, assembly labor costs and engineering costs (both internal and external), plus all research and development costs and expenses. Items to be included in Costs of Goods Sold are more specifically identified on attached Exhibit 1.3.1(a). It is acknowledged there likely will be additional costs and expenses the Company will incur as a result of ASE being a publicly traded corporation. Although these additional costs and expenses may have an adverse impact on the overall earnings of the Company, it is expected that these additional costs and expenses will not be included within the definition of Cost of Goods Sold.

                  (b) NET REVENUES. "Net Revenues" for a given calendar year means the net revenues of the Company for that calendar year, calculated in accordance with generally accepted accounting principles and the ASE accounting policies and procedures, except that there shall not be a reserve for doubtful accounts and instead Net Revenues for a given calendar year shall be adjusted downward for uncollected receivables as provided in Section 2.5 below.

                  (c) MODIFIED GROSS MARGIN DOLLARS. "Modified Gross Margin Dollars" for a given calendar year shall be equal to the Net Revenues for that calendar year less all Costs of Goods Sold for that same period.

         1.3.2. APPLICABLE CALENDAR YEARS. The financial results of the Company only for calendar years 2003, 2004, 2005 and 2006 shall be used to calculate the Earn-Out Amount.

         1.3.3. EARN-OUT AMOUNT. For a given calendar year, the Earn-Out Amount will be equal to the product of (a) the Modified Gross Margin Dollars for that calendar year, multiplied by (b) 15.325%. If the Modified Gross Margin Dollars for a given calendar year are negative, that amount shall carry forward and reduce, on a dollar for dollar basis, any positive Modified Gross Margin Dollars for subsequent calendar years.

         1.3.4. MAXIMUM AMOUNT. Notwithstanding anything in this Agreement to the contrary, the maximum Earn-Out Amount shall be One Million One Hundred Sixteen Thousand 00/100 Dollars ($1,116,000.00).

1.4.     TERMS OF PAYMENT. The Purchase Price shall be paid as follows:

         1.4.1. CLOSING PAYMENT. The entire Closing Payment shall be paid by Buyers, prorata by each, to Carriere in cash on the Closing Date.

         1.4.2. EARN-OUT AMOUNT. The Earn-Out Amount shall be paid by Buyers, prorata by each, to Carriere in cash or certified funds or by wire transfer by no later than three (3) months following each applicable calendar year end. For example, the Earn-Out Amount for calendar year 2003 shall be paid to Carriere by no later than March 31, 2004. The Earn-Out Amount for a given calendar year shall be calculated based upon the annual financial statements of the Company. Together with payment of the Earn-Out Amount, Buyers shall deliver to Carriere the annual financial statements of the Company and documentation summarizing their calculation of the Earn-Out Amount. If Carriere objects to the Earn-Out Amount for a given year, any correcting payment shall be paid by Buyers to Carriere, or by Carriere to Buyers, as the case may be, within ten (10) days following resolution of the objection. The parties have agreed to the following with respect to calculation of the Earn-Out Amount and the annual financial statements of the Company:

                  (a) As soon as practicable after the Company's fiscal years ending December 31, 2003, 2004, 2005 and 2006, annual financial statements of the Company for that fiscal year end shall be prepared by ASE and the Company in accordance with generally accepted accounting principles and the internal accounting policies and procedures of ASE (such internal policies and procedures shall be consistently applied with respect to ASE and the Company), except that there shall not be a reserve for doubtful accounts and instead Net Revenues for a given calendar year shall be adjusted downward for uncollected receivables as provided in Section 2.5 below. Carriere will be provided with a copy of such annual financial statements as soon as they become available and in no event by later than March 31 of the next year.

                  (b) Carriere shall have until thirty (30) days from receipt of the annual financial statements and Earn-Out Amount payment and calculation documentation to object to the Earn-Out Amount for that year. The only objections which may be made by Carriere are that (i) the financial statements were not prepared in accordance with generally accepted accounting principles, (ii) the internal accounting policies and procedures of ASE are being applied differently for the Company as compared to ASE, or (iii) errors have been made in the calculations. It is agreed and understood that ASE may, in its sole and absolute discretion, change its internal accounting policies and procedures so long as they remain in compliance with generally accepted accounting principles and are uniformly applied to ASE and the Company; provided, however, if any such change shall materially impact the Earn-Out Amount calculations, there shall be an appropriate adjustment so that the Earn-Out Amount as calculated after such change shall be substantially the same as the Earn-Out Amount calculated prior to such change.

                  (c) If Carriere objects to the Earn-Out Amount, he must do so in writing and specifically itemize his objections and the basis for each objection, and such written notice must be sent to ASE by no later than thirty (30) days after Carriere's receipt of the Company's annual financial statements and the Earn-Out Amount payment and calculations. If written notice of dispute is so provided, the dispute shall be resolved in accordance with Section 7.1 below.

                  (d) If no objection is so made, Carriere will be deemed to have accepted the annual financial statements and the Earn-Out Amount payment and calculations for all purposes.

                                   ARTICLE 2.

RELATED AGREEMENTS

2.1. NON-COMPETITION AGREEMENT. On the Closing Date, Carriere shall execute and deliver to Buyers a Non-Competition Agreement substantially in the form attached hereto as Exhibit 2.1 (the "Non-Competition Agreement"). As provided in the Non-Competition Agreement, the term of the non-compete obligations will run from Closing until the later of (i) five (5) years from the Closing Date or (ii) two (2) years after the termination of the Carriere's employment with ASE, the Company and their successors and affiliates.

2.2. EMPLOYMENT AGREEMENT. On the Closing Date, Company and Carriere shall enter into an Employment Agreement substantially in the form attached hereto as
Exhibit 2.2 (the "Employment Agreement").

2.3. MEMBER CONTROL AGREEMENT. On the Closing Date, Buyers and Carriere shall enter into a Member Control Agreement for the Company, substantially in the form attached hereto as Exhibit 2.3 (the "Company Member Control Agreement").

2.4. CREDIT FACILITY. ASE agrees to provide or make available (directly, through a corporate guaranty or otherwise) a $500,000 line of credit to the Company. This line of credit will be secured by certain or all of the assets of the Company. Carriere will not be obligated to provide a personal guaranty as additional security for this credit facility; provided if the amount of the credit facility is increased, ASE may request a personal guaranty of Carriere or other additional security as mutually agreed upon by the parties at that time and the rate of interest and other terms of the credit facility may be adjusted to fairly compensate ASE for resulting increased risk. Drenttel, Gamst and Hoel shall each commit to reimburse ASE for their pro-rata share of any losses incurred by ASE relating to this credit facility.

2.5.     ACCOUNTS RECEIVABLE.

         2.5.1. UNCOLLECTED ACCOUNTS RECEIVABLE. Any accounts receivable of the Company resulting from sales for a given calendar year which are not collected by March 31 of the immediately following calendar year shall be deemed uncollectible for purposes of calculating the Earn-Out Amount to be paid to Carriere for the just completed calendar year; provided, however, that any account receivable deemed uncollectible in accordance with the above for a given calendar year which is subsequently collected shall increase the Net Revenues in the year of collection to the extent the Net Revenues were previously reduced as a result of it previously being deemed uncollectible. Additionally, for calendar year 2006, to the extent Carriere has not already been paid the maximum Earn-Out Amount, he shall receive an additional payment whereby Net Revenues for calendar year 2006 will include any accounts receivable of 2006 deemed uncollectible in accordance with the above which are collected during the period from April 1, 2007 through June 30, 2007.

         2.5.2. COLLECTION EFFORTS. Buyers commit to cause the Company to utilize commercially reasonable efforts to collect all accounts receivable of the Company; provided, however, that this shall not require the Company to initiate any suit or other legal process or engage any collection agency as part of its collection efforts.

         2.5.3. APPLICATION OF RECEIPTS. All sums received by the Company from an account receivable account debtor shall be applied by the Company to the oldest balance first for each such account debtor; provided, however, that (i) if the payment specifically references an invoice, the payment shall be applied to that invoice, (ii) if the account debtor contests an invoice, the payment shall not be applied to that invoice unless the account debtor specifically requests that the payment be applied to such invoice, and (iii) if the amount of the payment matches up with the amount of a given invoice, the payment shall be applied to that invoice. The Company shall attempt to give Carriere reasonable notice of any contested invoice.

2.6. PUBLIC ANNOUNCEMENTS. Prior to the Closing Date, ASE may be required to make a public announcement relating to consummation of the transactions contemplated by this Agreement. Carriere, for himself and on behalf of the Company, hereby consents to any such public announcement; provided ASE agrees to discuss the content of such public announcement prior to its release.

2.7. BOARD OF GOVERNORS. All parties hereto shall vote their ownership interest in the Company so as to elect the following individuals as the initial board of governors of the Company following Closing: Raymond Carriere, Richard
A. Hoel, Charles H. Loux and Leon Ring. So long as Carriere continues to be employed by the Company, each of the Buyers covenants and agrees to vote their ownership interest in the Company so as to elect Carriere to the board of governors of the Company.

2.8. TECHNOLOGY TRANSFER. On the Closing Date, Carriere shall execute and deliver to the Company a Technology Transfer Agreement substantially in the form attached hereto as Exhibit 2.8 (the "Technology Transfer Agreement") pursuant to which Carriere assigns and transfers to the Company all rights and interests he may have to any technology or other intellectual property which relates in any manner to the Company or its past, present or future business.

2.9. RESIGNATIONS. On the Closing Date, Carriere shall deliver to the Company resignations by all of the officers and directors of the Company other than Carriere, personally signed by such individuals.

2.10. MUTUAL COOPERATION. Subsequent to the Closing Date, Buyers and Carriere, at the request of the other, shall each execute, deliver and acknowledge all such further instruments and documents and do and perform all such other acts and deeds as may be reasonably required to consummate the transactions contemplated by this Agreement and to carry out the purpose and intent of this Agreement.

                                   ARTICLE 3.

                    REPRESENTATIONS, WARRANTIES AND COVENANTS
                                   OF CARRIERE

In connection with and as an inducement to Buyers to enter into and be bound by the terms of this Agreement, Carriere hereby represents, warrants and covenants to Buyers as follows:

3.1. OWNERSHIP OF OUTSTANDING UNITS. Carriere is the lawful owner of all of the Outstanding Units free and clear of all liens, encumbrances, restrictions and claims of every kind. The delivery to Buyers of the Purchased Units pursuant to the provisions of this Agreement will transfer to Buyers ownership of 60% of the issued membership interest units of the Company, together with valid legal title thereto, free and clear of all liens, encumbrances, restrictions and claims of every kind. Carriere is not a party to any agreement which grants any other party purchase options or rights with respect to, or otherwise restricts or limits his right to sell, any of the Outstanding Units.

3.2. ORGANIZATION, STANDING AND POWER. The Company is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Minnesota and has all requisite power and authority to own, lease and operate its properties and assets and to carry on its business as is now being conducted. The Company is duly qualified or licensed as a foreign limited liability company and is in good standing to do business in each jurisdiction in which property owned, leased or purchased by it, or the nature of the business conducted by it, make such qualification or licensing and good standing necessary, each such jurisdiction being listed on attached Exhibit 3.2. Carriere has delivered to Buyers a complete and correct copy of the record book for the Company, which includes complete and correct copies of the Articles of Organization, Operating Agreement/Bylaws and Member Control Agreement of the Company as currently in effect. The Company has no ownership interest in any other entity.

3.3. STRUCTURE. The authorized capital structure of the Company consists of membership interest units, each of which has equal and identical rights and preferences, of which 1,000 are issued and outstanding and owned by Carriere. The Company has no outstanding subscriptions, warrants, options, calls or commitments relating to its membership interests, no obligations or securities convertible into or exchangeable for its membership interests, and no plans or other agreements of any character providing for the purchase, issuance or sale of any of its membership interests other than as contemplated by this Agreement. All of the Outstanding Units are validly issued, fully paid and nonassessable and are owned by the Carriere. Attached Exhibit 3.3 lists all of the officers/managers and members of the Board of Governors of the Company.

3.4. AUTHORITY. Carriere has the full power and authority to enter into, execute and deliver this Agreement and to consummate the transactions contemplated hereby and any instruments or agreements required herein. This Agreement has been duly and validly executed and delivered by Carriere and constitutes a valid and binding obligation of Carriere according to its terms, enforceable against Carriere in accordance with its terms.

3.5. NO VIOLATION. Neither the execution and delivery by Carriere of this Agreement, consummation of the transactions contemplated hereby nor compliance by Carriere and the Company with any of the provisions hereof will:

         3.5.1. Violate or conflict with any provision of the Articles of Organization, Operating Agreement/Bylaws or Member Control Agreement of the Company.

         3.5.2. Violate or constitute a default under or give rise to any right of termination, cancellation or acceleration under the terms, conditions or provisions of any agreement or instrument to which Carriere or the Company is a party or by which any of them or any of their properties or assets is bound except as has been duly and validly waived, consented to, or approved of by the other parties to such agreement or instrument;

         3.5.3. Result in the creation or imposition of any security interest, lien or other encumbrance upon any of the assets of the Company or the Outstanding Units, including the Purchased Units, under any agreement or commitment to which Carriere or the Company is a party or by which Carriere or the Company is bound or to which Carriere, the Company or any assets of the Company are subject; or

         3.5.4. Violate any statute or law or any judgment, order, decree, regulation or rule of any court or governmental authority applicable to Carriere, the Company or any assets of the Company.

3.6. FINANCIAL DOCUMENTS. Carriere has furnished or will furnish to Buyers the financial statements and other financial documents indicated on attached
Exhibit 3.6 (the "Financial Documents"). Except as provided on Exhibit 3.6: (i) the Financial Documents are true and correct and fairly and accurately represent the financial matters stated therein; (ii) all financial statements included as part of the Financial Documents have been prepared in accordance with generally accepted accounting principles applicable to financial statements of a partnership and applied on a consistent basis throughout the period specified therein, and all financial statements present the financial condition of the Company as of the date specified therein and the results of their operations for the period specified therein; and (iii) the Financial Documents do not include any material assets or omit to state any material liability, absolute or contingent, or other facts, the inclusion or omission of which would render the Financial Documents, in light of the circumstances in which they are made, misleading. None of the accounts receivable recorded in the books and records of account of the Company as being due to the Company as of the Closing Date (the "Closing Receivables") are subject to any counterclaim or setoff and, to the best knowledge of Carriere, all of the Closing Receivables will be good and collectible in full in the ordinary course of business, subject to a $5,000 reserve.

3.7. ASSETS. The Company has, and on the Closing Date will have, good and marketable title to all of its assets, free and clear of all mortgages, pledges, liens, conditional sales agreements or other encumbrances of any kind or nature whatsoever, except as disclosed on attached Exhibit 3.7. All of the Company's assets are, and on the Closing Date will be, in reasonably good operating condition, normal wear and tear excepted, and each is fit and suitable for the purpose and use for which it was intended.

3.8. BOOKS, RECORDS AND ACCOUNTS. All accounts, books, ledgers and official and other records of whatsoever kind material to the business of the Company have been fully, properly and accurately kept and completed in all material respects, there are no material inaccuracies or material discrepancies of any kind contained or reflected therein, and collectively they fairly present the financial position of the Company. The minute books of the Company, as made available to Buyers and their representatives, contain complete and accurate records of all meetings of and corporate actions or written consents by the members and board of governors of the Company.

3.9. JUDGMENTS. There are no unsatisfied judgments of record against the Company.

3.10. UNDISCLOSED LIABILITIES. Except with respect to liabilities disclosed on attached Exhibit 3.10, and other than liabilities incurred by the Company in the ordinary course of business since August 31, 2003, there are no liabilities of any kind or character outstanding for which the Company is or may be liable (whether absolute, accrued, contingent or otherwise, and including, without limitation, liabilities as a guarantor or otherwise with respect to the obligations of others) which are not reflected in the August 31, 2003, financial statements of the Company.

3.11. NO ADVERSE CHANGE. Except as indicated on attached Exhibit 3.11, the Company has carried on its business in substantially the same manner as conducted immediately prior to August 31, 2003, and since August 31, 2003 there has not been any material adverse change in the condition (financial or otherwise), assets, liabilities, revenues, income or business of the Company or in its relationships with suppliers, dealers, customers or employees, including, but not limited to:

         3.11.1. Any increase in the wages, salaries, compensation, pension or other benefits payable or to become payable by the Company to any of its directors, employees, agents or contractor.

         3.11.2. The declaration, authorization, payment or distribution of any cash or other dividend or distribution to Carriere.

         3.11.3. Any incurrence by the Company of any obligations or liabilities, whether absolute, accrued, contingent or otherwise (including, without limitation, liabilities as guarantor or otherwise with respect to obligations of others), other than obligations and liabilities incurred in the ordinary course of business.

         3.11.4. Any discharge or satisfaction of any lien or encumbrance or payment of any obligation or liability by either Company other than current liabilities shown or reflected on the August 31, 2003 financial statements of the Company or liabilities incurred since August 31, 2003 in the ordinary course of business.

         3.11.5. Any issuance or agreement to issue any membership interests, bonds, options, warrants or other securities of the Company.

         3.11.6. The mortgage, pledge or subjection to lien, security interest or any other encumbrance of any of the Company's assets, real or personal, tangible or intangible, other than in the ordinary course of business.

         3.11.7. The sale or transfer of any of the Company's tangible assets, or the cancellation or release of any debts or claims, except, in each case, in the ordinary course of business.

         3.11.8. The sale, assignment, transfer or encumbrance by the Company of any trademarks, trade names or other intangible assets.

         3.11.9.  Any extraordinary losses incurred by the Company.

         3.11.10. The failure by the Company to take or make any charges, write-offs, increases in bad debt reserves or other adjustments in the Company's accounts receivable by reason of failure or inability to collect or diminished prospects for collection of the Company's accounts receivable.

         3.11.11. Any change in any method of accounting or practice previously adopted or reflected in any of the Financial Documents.

         3.11.12. The occurrence of any event or condition of any character materially and adversely affecting the Company's business or tax liabilities or any change in the condition of the Company's assets, liabilities or business, including any change or expected change in the relationship of the Company with its suppliers, subcontractors, independent contractors or employees (whether as a result of consummation of the transactions contemplated by this Agreement or otherwise), except changes in the ordinary course of business.

         3.11.13. Any entry by the Company into or termination of any other transaction other than in the ordinary course of business.

3.12. LEASES. The schedule of leases attached hereto as Exhibit 3.12 sets forth a complete and correct description of all leases of real and personal property to which the Company is a party. Carriere has delivered to Buyers copies of all lease agreements described in said Exhibit 3.12. Each such lease agreement is in full force and effect and neither the Company nor, to the best knowledge of Carriere, any other party to any such lease is in default thereof and neither the Company nor, to the best knowledge of Carriere, any other party to any such lease have committed any act which, if not remedied, would result under any such lease in a default thereunder after notice, lapse of time or both. The execution and delivery of this Agreement and consummation of the transactions contemplated hereby will not cause or give rise to any event of default under any of the lease agreements. With respect to any and all real property subject to any of such lease agreements, Carriere shall be responsible for all liability which relates to a period or results from a transaction or happening occurring prior to the Closing Date under any federal, state or local statute, regulation or ordinance related to human health or the environment, including, without limitation, any law, regulation or ordinance concerning the protection or preservation of natural resources, air, water, noise or soil pollution or contamination, or the use, generation, storage or disposal of hazardous materials.

3.13. INSURANCE. The Company has maintained and continues to maintain, with financially sound and reputable insurers, insurance with respect to their properties and businesses against loss or damage of the kinds customarily insured against by corporations of established reputations engaged in the same or similar businesses and similarly situated. A complete list and summary description of all insurance policies maintained by the Company is set forth on
Exhibit 3.13. The policies listed on Exhibit 3.13 are in full force and effect, all premiums due thereon have been paid, Carriere and the Company have complied in all material respects with all provisions of such policies, and neither the Company nor Carriere has received any notice of cancellation, termination or non-renewal of such policies. If requested by Buyers, Carriere agrees to take all action reasonably necessary to enable Buyers to continue all such policies of insurance with respect to the Company's operations. If any insurance policies of the Company are or were "claims made" and not "occurrence" policies, Carriere shall acquire and pay for the related "tail" policies as required by Buyers.

3.14. LITIGATION. Except as described on Exhibit 3.14 hereto, Carriere and the Company, and their respective assets, properties and businesses, are subject to no pending (or, to the best of Carriere's knowledge, threatened) litigation, action, suit or proceeding by or before any court, arbitrator or federal, state or other governmental commission, board or other agency, or by any private party. To the extent such matters are not disclosed on Exhibit 3.14, Carriere shall be solely and absolutely responsible for all liabilities, costs and expenses relating to (i) any and all threatened or pending litigation of the Company as of the Closing Date or (ii) any litigation commenced after the Closing Date which relates to facts and circumstances or other occurrences arising on or before the Closing Date.

3.15. CONTRACTS. Except as described on Exhibit 3.15 hereto or referred to in any other schedule or exhibit to this Agreement, the Company is not a party to any contract, commitment or agreement which requires or may result in the payment by or to the Company of an aggregate amount of more than $20,000 (a "Material Contract"). Carriere has delivered to Buyers complete and correct copies of all Material Contracts. Each Material Contract is in full force and effect, and neither the Company nor, to the best knowledge of Carriere, any other party to any such Material Contract is in default of any provisions thereof and neither the Company nor, to the best knowledge of Carriere, any other party to any such Material Contract have committed any act which, if not remedied, would result under any such Material Contract in a default thereunder after notice, lapse of time or both. The execution and delivery of this Agreement and consummation of the transactions contemplated hereby will not cause or give rise to any event of default under any of the Material Contracts.

3.16.    TAXES.

         3.16.1. DEFINITION. "Tax" shall mean any tax or liability imposed or collected by any governmental entity, including specifically, but without limiting the generality of the foregoing, federal, state, county, local and foreign income, profits, franchise, gross receipts, payroll, sales, use, employment, excise, value-added, withholding, real estate and other taxes, duties or assessments, together with any related interest, penalties and similar additions and any secondary or indirect tax liability.

         3.16.2. RETURNS. The Company has duly and accurately prepared and filed any and all Tax returns and reports required by federal, state, local and foreign taxing authorities and all Taxes reflected thereon have been paid. The Company has paid any and all Taxes, license fees and other charges levied, assessed or imposed upon the business or any of the property of the Company, except those which are not yet due and payable. The Company has maintained adequate monthly accruals and reserves for any and all projected or deferred Taxes and such amounts have been appropriately accrued for in the Financial Documents. There are no other Taxes of any kind or character for which the Company is or may be liable which are now past due or delinquent or which are unpaid and unaccrued for on the Financial Documents (for the periods specified therein).

         3.16.3. EXAMINATIONS. There is no current, pending or threatened audit, examination, investigation, demand or assessment with respect to the Company or any Tax for which the Company is or may be liable or has filed a return or was required to file a return. No assets of the Company are subject to any encumbrance arising from any Tax, other than any liens provided under applicable law prior to the time that the related Tax is due and payable. The Company has not entered any agreement, settlement, extension of statute of limitations or compromise of any Tax matter. The Company has not granted any person a power of attorney with respect to any Tax matter. To the extent not specifically accrued for in the Financial Documents, all Taxes of the Company relating to periods or transactions occurring prior to the Closing Date shall be the responsibility of and shall be paid by Carriere. Except as disclosed in Exhibit 3.16, the Company has not been audited by federal, state, local or foreign taxing authorities.

         3.16.4. EMPLOYEES. The Company has withheld and paid all applicable income, payroll, employment, unemployment, social security and other taxes and any other withholdings (including, but not limited to, child support and garnishments) required to have been withheld and paid in connection with amounts paid or owing to any employee, agent, creditor, independent contractor, stockholder or third party, and has properly reported such amounts.

3.17. GUARANTEES. Except as described in Exhibit 3.17, the Company has no liability to any person as a guarantor, surety, co-signer, endorser, co-maker, indemnitor or obligor.

3.18.    EMPLOYEE BENEFIT PLANS.

         3.18.1.  QUALIFIED PLANS. Except as disclosed on attached Exhibit 3.18:

                  (a) WELFARE BENEFIT PLANS. The Company (including all "affiliated service groups" and members of the "controlled group" of corporations, if any, as defined under Section 414 of the Internal Revenue Code of 1986, as amended (the "Code")) does not maintain any "employee welfare benefit plans" (as defined in Section 3(1) of the Employee Retirement Income Security Act of 1974 ("ERISA")) or make any contributions to such plans, including any multi-employer welfare plans (such employee welfare benefit plans hereinafter collectively referred to as the "Welfare Benefit Plans"). The Company and all "affiliated service groups" and members of the "controlled group" of corporations, if any, shall hereinafter be referred to as the "Company Group".

                  (b) PENSION BENEFIT PLANS. The Company Group does not maintain any "employee pension benefit plans" (as defined in Section 3(2) of ERISA and not exempted under Section 4(b) of 201 of ERISA) or make any contributions to or is required to make any contributions to such plans, including but not limited to any pension plans (whether Defined Benefit, Money Purchase or Target Benefit) profit sharing plans, stock bonus plans, employee stock ownership plans, 401(k) plans, employer pension plans, annuity plans and other qualified deferred compensation plans, and including any multi-employer pension plans (such employee pension benefit plans hereinafter collectively referred to as the "Pension Benefit Plans").

                  (c) COMPLIANCE WITH LAW. All of the Company Group's Welfare Benefit Plans and Pension Benefit Plans and their related trust agreements or annuity contracts (or any other funding instruments) comply currently, and have complied at all times since their inception, both as to form and operation, with all applicable provisions of ERISA and the Code and the regulations thereunder, including but not limited to provisions required in order for the Pension Benefit Plans to be tax-qualified under Sections 401(a) and 403(a) of the Code. Favorable determination letters as to the Pension Benefit Plans, as to their initial qualification under the Code, and each amendment to such Plans, have been received by the Company Group from the Internal Revenue Service (IRS).

                  (d) ADMINISTRATION. Each Welfare Benefit Plan and Pension Benefit Plan has been administered to date in compliance in all material respects with the requirements of the Code and ERISA, and all reports required by any government agency with respect to each Pension Benefit Plan have been timely filed. Future compliance with the requirements of ERISA as in effect on the Closing Date will not result in any increase in the rate of benefit accrual under any Pension Benefit Plan. There is no current matter which would materially and adversely affect the qualified tax exempt status of any Welfare Benefit Plan and Pension Benefit Plan under the Code.

                  (e) FUNDING DEFICIENCY. The Company Group has not incurred any material "accumulated funding deficiency" within the meaning of ERISA Section 302(a)(2) or Section 412(a) of the Code in connection with any of the Pension Benefit Plans.

                  (f) NO PROHIBITED TRANSACTIONS. Neither the Company Group nor any trustee, administrator, investment manager or any other plan fiduciary of any Pension Benefit Plan has engaged in any transaction in violation of Section 406(a) or (b) of ERISA (for which no exemption exists under Section 408 of ERISA) or any "prohibited transaction" (as defined in Section 4975(c)(1) of the Code) for which no exemption exists under
                  Section 4975(c)(2) or 4975(d) of the Code, which transaction would have a material adverse effect on the Company.

                  (g) FIDUCIARIES. No administrator, trustee, investment manager or any other plan fiduciary is covered by any indemnification agreements.

         3.18.2. NON-ERISA PLANS. Except as disclosed on attached Exhibit 3.18, the Company is not a party to and does not maintain, contribute to or have any other obligations under any plan (including but not limited to health insurance, life insurance, disability insurance, deferred compensation, contractual death benefits or stock option) exempt from some or all of the requirements of ERISA.

         3.18.3. GENERAL PLAN REPRESENTATIONS. There are no pending legal actions or arbitration proceedings with respect to any qualified or non-qualified plan of the Company or which may in any way affect such plans.

3.19. EMPLOYMENT, AGENCY AND INDEPENDENT CONTRACTOR AGREEMENTS. The Company is not a party to or bound by any written employment, collective bargaining or other labor contracts or any pension, profit sharing, retirement, bonus or deferred compensation plan or similar obligations evidenced by writings (or oral employment contracts other than those terminable at will), except as set forth on Exhibit 3.18 or Exhibit 3.19 and for which complete and correct copies of each have been furnished by Carriere to Buyers. Exhibit 3.19 lists any confidentiality or non-disclosure agreements, non-solicitation commitments, covenants not to compete, guaranties of compensation or other agreements which the Company has entered into or otherwise become bound or subject to with respect to its employees, agents and/or independent contractors.

3.20. REAL ESTATE. The Company owns no real estate and has or owns no interest in any real estate other than the office lease listed on Exhibit 3.12 hereof.

3.21. COMPLIANCE WITH LAWS. The Company is in compliance in all material respects with all applicable laws, regulations, orders, judgments, decrees, rules and guidance. The Company has not received any notice claiming the existence of a hazard to laborers or injury to person or property arising out of or related to the Company's operations.

3.22. INVESTMENTS. Except as described on Exhibit 3.22 hereto or with respect to Company pension plan investments, the Company owns no capital stock or other equity or ownership or proprietary interest in any corporation, partnership, association, trust, joint venture or other entity; and the Company has no agreement or right to acquire, directly or indirectly, any equity interest or investment in any third party and is not subject to any obligation or requirement to provide funds to or make an investment in any third party.

3.23. INTELLECTUAL PROPERTIES. Set forth on Exhibit 3.23 hereto is a complete list and description of all patents, patent rights, licenses, trademarks, trademark rights, trade name rights, service mark rights, copyrights or similar rights and applications therefor (collectively, the "Intellectual Property") owned by the Company. The Company does not require any intellectual property rights other than those specified on Exhibit 3.23 in connection with the conduct of its business. The Company has a sufficient number of licenses to cover all software used by the Company.

3.24. RESTRICTIVE DOCUMENTS. Neither the Company nor Carriere is subject to, or a party to, any charter, bylaw, mortgage, lien, lease, license, permit, agreement, contract, instrument, order, judgment or decree (or, to the best of Carriere's knowledge, any law, rule, ordinance or regulation), or any other restriction of any other kind or character, which (i) adversely affects the business or practices, operations or conditions of the Company or any of its assets or property, (ii) prevents consummation of the transactions contemplated by this Agreement, compliance by Carriere with the terms, conditions and provisions hereof or the continued operation of the Company's business after the Closing Date on substantially the same basis as previously operated, or (iii) restricts the ability of the Company to acquire any property or conduct any business in any area.

3.25. BANK ACCOUNTS AND POWERS OF ATTORNEY. Set forth on Exhibit 3.25 hereto is an accurate and complete list showing (i) the name and address of each bank in which the Company has an account or safe deposit box, the number of such account or any such box, and the name of persons authorized to draw thereon or to have access thereto; and (ii) the names of all persons, if any, holding power of attorney from the Company and a summary statement of the terms thereof.

3.26. LICENSES, PERMITS AND AUTHORIZATIONS. Exhibit 3.26 contains a complete and accurate list of all licenses, franchises, permits and other governmental authorizations held by the Company (the "Licenses"). The Licenses are valid and the Company has not received any written notice that any License is to be cancelled, terminated or not renewed. The Licenses are all of the licenses, permits and authorizations that are required by law for the operation of the business of the Company. Except as disclosed on Exhibit 3.26, all Licenses will continue to be in full force and effect immediately after consummation of the transactions contemplated by this Agreement.

3.27. RELATED PARTY TRANSACTIONS. Other than as specified on Exhibit 3.27, as of the Closing Date, there will be no contracts between or loans to or from the Company and (i) Carriere, (ii) any of the Company's officers or directors, or
(iii) any of their affiliates.

3.28. KEY CUSTOMER AND SUPPLIER RELATIONSHIPS. Carriere is not aware of any loss or prospective loss of any significant customer or supplier of the Company or any reason to expect a material change in the business relationships with any of such significant customer or supplier (whether as a result of consummation of the transactions contemplated by this Agreement or otherwise).

3.29. WARRANTY. The Company has not made or given any express warranty or guaranty with respect to any products or services manufactured, sold or provided by the Company except as set forth on attached Exhibit 3.29.

3.30. DISCLOSURE. No representation or warranty of the Carriere in this Agreement and no statement contained in this Agreement or in any document delivered or to be delivered pursuant hereto contains or will contain an untrue statement of material fact or omits or will omit to state any material fact necessary to make the statements herein or therein contained, in light of the circumstances under which made, not misleading; it being understood that as used in this subparagraph "material" means material to any individual statement or omission and in the aggregate as to all statements and omissions.

3.31. RELIANCE. The foregoing representations, warranties and covenants are made by Carriere with the knowledge and expectation that Buyers are relying thereon.

The foregoing representations, warranties and covenants, together with any and all other representations, warranties and covenants contained in this Agreement, shall be deemed to have been repeated and reaffirmed at and as of the Closing Date and shall survive consummation of the purchase and sale contemplated by this Agreement. All representations and warranties made "to the best knowledge of Carriere" shall be made based on the knowledge which a reasonably prudent person would have that occupied a similar position and had a similar ownership interest in the Company as Carriere, assuming such investigation as a reasonably prudent person would undertake in order to make such representations and warranties.

                                   ARTICLE 4.

REPRESENTATIONS, WARRANTIES AND COVENANTS OF BUYERS

The following representations, warranties and covenants are made by each of the Buyers on a several, and not a joint and several, basis. Each Buyer shall only be liable and obligated to provide indemnification to Carriere with respect to the representations, warranties and covenants made by that Buyer.

4.1. ASE. In connection with and as an inducement to Carriere to enter into and be bound by the terms of this Agreement, ASE hereby represents, warrants and covenants to Carriere as follows:

         4.1.1. ORGANIZATION. ASE is a corporation duly organized, validly existing and in good standing under the laws of the State of Minnesota.

         4.1.2. AUTHORITY. ASE has full power and authority to enter into, execute and deliver this Agreement and to consummate the transactions contemplated hereby and any instruments or agreements required herein. This Agreement has been duly and validly executed and delivered by ASE and constitutes a valid and binding obligation of ASE according to its terms, enforceable against ASE in accordance with its terms. The execution of this Agreement by ASE has been duly authorized by the Board of Directors of ASE.

         4.1.3. NO VIOLATION. Neither the execution and delivery by ASE of this Agreement, the consummation of the transactions contemplated hereby, nor compliance by ASE with any of the provisions hereof will:

                  (a) Violate or conflict with any provision of the Articles of Incorporation or Bylaws of ASE;

                  (b) Violate or constitute a default under or give rise to any right of termination, cancellation or acceleration under the terms, conditions or provisions of any agreement or instrument to which ASE is a party or by which ASE or any of its properties or assets are bound except as has been duly and validly waived, consented to or approved of by the other parties to such agreement or instrument; or

                  (c) Violate any statute or law or any judgment, order, decree, regulation or rule of any court or governmental authority applicable to ASE.

         4.1.4. ACQUISITION OF UNITS. ASE is acquiring its portion of the Purchased Units for its own account and not to offer or sell the Purchased Units as part of a public distribution, and ASE is not participating, directly or indirectly, in an underwriting of any such public distribution. ASE is aware that state and federal securities laws impose restrictions on transferability of the Purchased Units and ASE agrees to comply with such restrictions.

         4.1.5. DISCLOSURE. No representation or warranty by ASE in this Agreement and no statement contained in this Agreement or in any other document delivered or to be delivered pursuant hereto contains or will contain an untrue statement of material fact or omits or will omit to state any material fact necessary to make the statements herein or therein contained, in light of the circumstances under which made, not misleading; it being understood that as used in this subparagraph "material" means material to any individual statement or omission and in the aggregate as to all statements and omissions.

         4.1.6. RELIANCE. The foregoing representations, warranties and covenants are made by ASE with the knowledge and expectation that Carriere is relying thereon.

4.2. DRENTTEL. In connection with and as an inducement to Carriere to enter into and be bound by the terms of this Agreement, Drenttel hereby represents, warrants and covenants to Carriere as follows:

         4.2.1. AUTHORITY. Drenttel has full power and authority to enter into, execute and deliver this Agreement and to consummate the transactions contemplated hereby and any instruments or agreements required herein. This Agreement has been duly and validly executed and delivered by Drenttel and constitutes a valid and binding obligation of Drenttel according to its terms, enforceable against Drenttel in accordance with its terms.

         4.2.2. NO VIOLATION. Neither the execution and delivery by Drenttel of this Agreement, the consummation of the transactions contemplated hereby, nor compliance by Drenttel with any of the provisions hereof will:

                  (a) Violate or constitute a default under or give rise to any right of termination, cancellation or acceleration under the terms, conditions or provisions of any agreement or instrument to which Drenttel is a party or by which Drenttel or any of his properties or assets are bound except as has been duly and validly waived, consented to or approved of by the other parties to such agreement or instrument; or

                  (b) Violate any statute or law or any judgment, order, decree, regulation or rule of any court or governmental authority applicable to Drenttel.

         4.2.3. ACQUISITION OF UNITS. Drenttel is acquiring his portion of the Purchased Units for his own account and not to offer or sell the Purchased Units as part of a public distribution, and Drenttel is not participating, directly or indirectly, in an underwriting of any such public distribution. Drenttel is aware that state and federal securities laws impose restrictions on transferability of the Purchased Units and Drenttel agrees to comply with such restrictions.

         4.2.4. DISCLOSURE. No representation or warranty by Drenttel in this Agreement and no statement contained in this Agreement or in any other document delivered or to be delivered pursuant hereto contains or will contain an untrue statement of material fact or omits or will omit to state any material fact necessary to make the statements herein or therein contained, in light of the circumstances under which made, not misleading; it being understood that as used in this subparagraph "material" means material to any individual statement or omission and in the aggregate as to all statements and omissions.

         4.2.5. RELIANCE. The foregoing representations, warranties and covenants are made by Drenttel with the knowledge and expectation that Carriere is relying thereon.

4.3. GAMST. In connection with and as an inducement to Carriere to enter into and be bound by the terms of this Agreement, Gamst hereby represents, warrants and covenants to Carriere as follows:

         4.3.1. AUTHORITY. Gamst has full power and authority to enter into, execute and deliver this Agreement and to consummate the transactions contemplated hereby and any instruments or agreements required herein. This Agreement has been duly and validly executed and delivered by Gamst and constitutes a valid and binding obligation of Gamst according to its terms, enforceable against Gamst in accordance with its terms.

         4.3.2. NO VIOLATION. Neither the execution and delivery by Gamst of this Agreement, the consummation of the transactions contemplated hereby, nor compliance by Gamst with any of the provisions hereof will:

                  (a) Violate or constitute a default under or give rise to any right of termination, cancellation or acceleration under the terms, conditions or provisions of any agreement or instrument to which Gamst is a party or by which Gamst or any of his properties or assets are bound except as has been duly and validly waived, consented to or approved of by the other parties to such agreement or instrument; or

                  (b) Violate any statute or law or any judgment, order, decree, regulation or rule of any court or governmental authority applicable to Gamst.

         4.3.3. ACQUISITION OF UNITS. Gamst is acquiring his portion of the Purchased Units for his own account and not to offer or sell the Purchased Units as part of a public distribution, and Gamst is not participating, directly or indirectly, in an underwriting of any such public distribution. Gamst is aware that state and federal securities laws impose restrictions on transferability of the Purchased Units and Gamst agrees to comply with such restrictions.

         4.3.4. DISCLOSURE. No representation or warranty by Gamst in this Agreement and no statement contained in this Agreement or in any other document delivered or to be delivered pursuant hereto contains or will contain an untrue statement of material fact or omits or will omit to state any material fact necessary to make the statements herein or therein contained, in light of the circumstances under which made, not misleading; it being understood that as used in this subparagraph "material" means material to any individual statement or omission and in the aggregate as to all statements and omissions.

         4.3.5. RELIANCE. The foregoing representations, warranties and covenants are made by Gamst with the knowledge and expectation that Carriere is relying thereon.

4.4. HOEL. In connection with and as an inducement to Carriere to enter into and be bound by the terms of this Agreement, Hoel hereby represents, warrants and covenants to Carriere as follows:

         4.4.1. AUTHORITY. Hoel has full power and authority to enter into, execute and deliver this Agreement and to consummate the transactions contemplated hereby and any instruments or agreements required herein. This Agreement has been duly and validly executed and delivered by Hoel and constitutes a valid and binding obligation of Hoel according to its terms, enforceable against Hoel in accordance with its terms.

         4.4.2. NO VIOLATION. Neither the execution and delivery by Hoel of this Agreement, the consummation of the transactions contemplated hereby, nor compliance by Hoel with any of the provisions hereof will:

                  (a) Violate or constitute a default under or give rise to any right of termination, cancellation or acceleration under the terms, conditions or provisions of any agreement or instrument to which Hoel is a party or by which Hoel or any of his properties or assets are bound except as has been duly and validly waived, consented to or approved of by the other parties to such agreement or instrument; or

                  (b) Violate any statute or law or any judgment, order, decree, regulation or rule of any court or governmental authority applicable to Hoel.

         4.4.3. ACQUISITION OF UNITS. Hoel is acquiring his portion of the Purchased Units for his own account and not to offer or sell the Purchased Units as part of a public distribution, and Hoel is not participating, directly or indirectly, in an underwriting of any such public distribution. Hoel is aware that state and federal securities laws impose restrictions on transferability of the Purchased Units and Hoel agrees to comply with such restrictions.

         4.4.4. DISCLOSURE. No representation or warranty by Hoel in this Agreement and no statement contained in this Agreement or in any other document delivered or to be delivered pursuant hereto contains or will contain an untrue statement of material fact or omits or will omit to state any material fact necessary to make the statements herein or therein contained, in light of the circumstances under which made, not misleading; it being understood that as used in this subparagraph "material" means material to any individual statement or omission and in the aggregate as to all statements and omissions.

         4.4.5. RELIANCE. The foregoing representations, warranties and covenants are made by Hoel with the knowledge and expectation that Carriere is relying thereon.

The foregoing representations, warranties and covenants, together with any and all other representations, warranties and covenants contained in this Agreement, shall be deemed to have been repeated and reaffirmed at and as of the Closing Date and shall survive consummation of the purchase and sale contemplated by this Agreement.

                                   ARTICLE 5.

DELIVERY OF DOCUMENTS

On the Closing Date, Buyers, as one party, and Carriere, as another party, shall execute and deliver to each other the following documents, instruments and agreements, together with such other documents, instruments and agreements as the other party may reasonably request to consummate the purchase and sale contemplated hereby:

5.1.     BY BUYERS TO THE CARRIERE. Buyers shall deliver the following to the
Carriere:

         5.1.1. CASH PAYMENT. Certified funds or a wire transfer of funds to Carriere in the amount required in Section 1.4.1.

         5.1.2. NON-COMPETITION AGREEMENT. The Non-Competition Agreement, duly executed by Buyers.

         5.1.3. EMPLOYMENT AGREEMENT. The Employment Agreement, duly executed by the Company.

         5.1.4. MEMBER CONTROL AGREEMENT. The Member Control Agreement, duly executed by each of the Buyers.

         5.1.5. ELECTION OF BOARD OF GOVERNORS. A Written Action of the members of the Company electing a new board of governors for the Company in accordance with Section 2.7 above, duly executed by each of the Buyers.

         5.1.6. OPINION OF BUYERS' COUNSEL. An opinion from Winthrop & Weinstine, P.A. substantially in the form provided on attached Exhibit 5.1.6.

         5.1.7. AUTHORIZING RESOLUTIONS. A copy, certified by an officer of ASE, of the duly adopted resolutions of the Board of Directors of ASE approving this Agreement and authorizing the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.

         5.1.8. CLOSING CERTIFICATES. A certificate executed by an officer of ASE, and a certificate for each of the other Buyers executed by the respective Buyer, each dated as of the Closing Date, to the effect that the representations and warranties made by that Buyer in this Agreement are substantially accurate in all material respects on and as of the Closing Date with the same force and effect as though such representations and warranties had been made on or given as of the Closing Date and that such Buyer has performed and complied with all of its/his covenants and obligations under this Agreement.

5.2.     BY CARRIERE TO BUYERS. Carriere shall deliver the following to
Buyers:

         5.2.1. PURCHASED UNITS ASSIGNMENT DOCUMENTS. Carriere shall deliver to Buyers assignment documents, as reasonably requested by Buyer, duly executed by Carriere, so as to transfer to Buyers all right, title and interest in and to all of the Purchased Units, free and clear of all liens, encumbrances, proxies or other interests.

         5.2.2. NON-COMPETITION AGREEMENT. The Non-Competition Agreement, duly executed by Carriere.

         5.2.3. EMPLOYMENT AGREEMENT. The Employment Agreement, duly executed by Carriere.

         5.2.4. MEMBER CONTROL AGREEMENT. The Member Control Agreement, duly executed by Carriere.

         5.2.5. TECHNOLOGY TRANSFER AGREEMENT. The Technology Transfer Agreement, duly executed by Carriere.

         5.2.6. RESIGNATIONS. Resignations from all officers and directors of the Company other than Carriere, personally signed by such individuals.

         5.2.7. ELECTION OF BOARD OF GOVERNORS. A Written Action of the members of the Company electing a new board of governors for the Company in accordance with Section 2.7 above, duly executed by Carriere.

         5.2.8. OPINION OF CARRIERE'S COUNSEL. An opinion from Carriere's legal counsel substantially in the form provided on attached Exhibit 5.2.8.

         5.2.9. EMPLOYEE CONFIDENTIALITY/WORK FOR HIRE AGREEMENTS. Confidentiality/work for hire agreements, in form mutually acceptable to Carriere and the Buyers, signed by each of the employees of the Company.

         5.2.10. CLOSING CERTIFICATE. A certificate executed by Carriere, dated as of the Closing Date, to the effect that the representations and warranties made by Carriere in this Agreement are substantially accurate in all material respects on and as of the Closing Date with the same force and effect as though such representations and warranties had been made on or given as of the Closing Date and that Carriere has performed and complied with all of his covenants and obligations under this Agreement.

                                   ARTICLE 6.

                                 INDEMNIFICATION

6.1. CARRIERE INDEMNIFICATION OBLIGATION. Subject to the restrictions and limitations specified in Section 6.7 below, Carriere does hereby agree to, and shall immediately upon demand, indemnify and hold harmless each of the Buyers from, against and in respect of:

         6.1.1. Any liabilities, penalties, interest, costs, expenses or other damages or deficiencies resulting from any misrepresentation, breach of warranty or non-fulfillment of any agreement or covenant on the part of Carriere under this Agreement or from any misrepresentation in or omission from any certificate, schedule or other instrument furnished or to be furnished by or on behalf of Carriere or the Company to any Buyer; and

         6.1.2. All actions, suits, proceedings, demands, assessments, judgments, costs and expenses (including, without limitation, reasonable attorneys' fees) incident to any of the foregoing.

6.2. ASE INDEMNIFICATION OBLIGATIONS. Subject to the restrictions and limitations specified in Section 6.7 below, ASE does hereby agree to, and shall immediately upon demand, indemnify and hold harmless Carriere from, against and in respect of:

         6.2.1. Any liabilities, penalties, interest, costs, expenses or other damages or deficiencies resulting from any misrepresentation, breach of warranty or non-fulfillment of any agreement or covenant on the part of ASE under this Agreement or from any misrepresentation in or omission from any certificate, schedule or other instrument furnished or to be furnished by or on behalf of ASE to Carriere; and

         6.2.2. All actions, suits, proceedings, demands, assessments, judgments, costs and expenses (including, without limitation, reasonable attorneys' fees) incident to any of the foregoing.

6.3. DRENTTEL INDEMNIFICATION OBLIGATION. Subject to the restrictions and limitations specified in Section 6.7 below, Drenttel does hereby agree to, and shall immediately upon demand, indemnify and hold harmless Carriere from, against and in respect of:

         6.3.1. Any liabilities, penalties, interest, costs, expenses or other damages or deficiencies resulting from any misrepresentation, breach of warranty or non-fulfillment of any agreement or covenant on the part of Drenttel under this Agreement or from any misrepresentation in or omission from any certificate, schedule or other instrument furnished or to be furnished by or on behalf of Drenttel to Carriere; and

         6.3.2. All actions, suits, proceedings, demands, assessments, judgments, costs and expenses (including, without limitation, reasonable attorneys' fees) incident to any of the foregoing.

6.4. GAMST INDEMNIFICATION OBLIGATION. Subject to the restrictions and limitations specified in Section 6.7 below, Gamst does hereby agree to, and shall immediately upon demand, indemnify and hold harmless Carriere from, against and in respect of:

         6.4.1. Any liabilities, penalties, interest, costs, expenses or other damages or deficiencies resulting from any misrepresentation, breach of warranty or non-fulfillment of any agreement or covenant on the part of Gamst under this Agreement or from any misrepresentation in or omission from any certificate, schedule or other instrument furnished or to be furnished by or on behalf of Gamst to Carriere; and

         6.4.2. All actions, suits, proceedings, demands, assessments, judgments, costs and expenses (including, without limitation, reasonable attorneys' fees) incident to any of the foregoing.

6.5. HOEL INDEMNIFICATION OBLIGATION. Subject to the restrictions and limitations specified in Section 6.7 below, Hoel does hereby agree to, and shall immediately upon demand, indemnify and hold harmless Carriere from, against and in respect of:

         6.5.1. Any liabilities, penalties, interest, costs, expenses or other damages or deficiencies resulting from any misrepresentation, breach of warranty or non-fulfillment of any agreement or covenant on the part of Hoel under this Agreement or from any misrepresentation in or omission from any certificate, schedule or other instrument furnished or to be furnished by or on behalf of Hoel to Carriere; and

         6.5.2. All actions, suits, proceedings, demands, assessments, judgments, costs and expenses (including, without limitation, reasonable attorneys' fees) incident to any of the foregoing.

6.6. INDEMNIFICATION PROCEDURES. The indemnifying party shall reimburse the indemnified party, on demand, for any payment made by the indemnified party at any time in respect of any liability, obligation or a claim to which the foregoing indemnities relate. An indemnified party shall be entitled to offset any amount owed to the indemnifying party against the amount of the indemnification obligation of the indemnifying party under this Agreement. Each party agrees to give written notice to the other as soon as reasonably practicable upon becoming aware of the occurrence of any event which gives rise to an indemnification claim under this Article 6, and to comply with the provisions of Section 6.7 below with respect to third party claims. Notwithstanding any herein to the contrary, the obligations of each party to provide indemnification as provided above shall not apply until the aggregate amount for which indemnification is sought exceeds $10,000; provided (i) once this $10,000 threshold is exceeded, the indemnifying party shall be liable for the full amount of the claim and (ii) this limitation shall not apply to (a) knowing and intentional breaches or non-performance, (b) any breach of Carriere's representations and warranties under Section 3.1 or Section 3.3 (excluding the last sentence thereof) and (c) fraud.

6.7. NOTICE AND OPPORTUNITY TO DEFEND. Each party shall promptly, and in all events within ninety (90) days of obtaining actual knowledge thereof (the "Notifying Party"), notify the party obligated to provide indemnification under this Article (the "Indemnifying Party") of the existence of any claim, demand or other matter requiring a defense to which the Indemnifying Party's obligations under this Article would apply. The Notifying Party shall give the Indemnifying Party a reasonable opportunity to defend the claim, demand or matter at the

Indemnifying Party's own expense and with counsel selected by the Indemnifying Party and reasonably satisfactory to the Notifying Party; provided that the Notifying Party shall at all times also have the right to fully participate in the defense at its own expense. Any such claim, demand or other matter shall not be settled or compromised without the consent of the Notifying Party; provided, however, if the Notifying Party does not consent to such settlement or compromise, such claim, demand or other matter shall not be settled or compromised, but the Indemnifying Party's obligation to indemnify with respect hereto shall be limited to the amount for which such claim, demand or other matter could have been settled or compromised, together with the cost of defense through the date such matter could have been settled or compromised. If the Indemnifying Party shall, within a reasonable time after receipt of notice, fail to defend, the Notifying Party shall have the right, but not the obligation, to undertake the defense, and to compromise or settle, exercising reasonable business judgment, the claim, demand or other matter on behalf, for the account and at the risk of the Indemnifying Party. If the claim is one that cannot by its nature be defended solely by the Indemnifying Party (including, without limitation, any federal or state tax proceeding), the Notifying Party shall make available, or cause to be made available, all information and assistance that the Indemnifying Party may reasonably request.

                                   ARTICLE 7.

MISCELLANEOUS PROVISIONS

7.1. ALTERNATIVE DISPUTE RESOLUTION PROCEDURES. Any dispute relating to this Agreement shall be resolved in accordance with the following:

         7.1.1. GOOD FAITH NEGOTIATIONS/MEDIATION. The parties agree to negotiate in good faith to resolve any such dispute for a period of sixty (60) days. During this 60-day period, either party may request that the matter be submitted to mediation by a mediator selected by the mutual agreement of Carriere and the President of ASE. If a dispute is not resolved within such 60-day period, the dispute shall be finally determined and settled in accordance with the procedures specified in
         Section 7.1.2 below.

         7.1.2. ACCOUNTING FIRM/ARBITRATION. The procedures to be followed with respect to any dispute not resolved pursuant to Section 7.1.1 above shall depend upon the nature of the dispute, as follows:

                  (a) If the dispute relates to any aspect of determination of the Earn-Out Amount, the parties to such dispute shall, within ten (10) days of expiration of the 60-day period provided in Section 7.1.1 above, jointly retain a mutually acceptable accounting firm in the Minneapolis/St. Paul metropolitan area that has an active auditing department to resolve the dispute (such accounting firm may not include any accounting firm which is then performing services for any of the parties to this Agreement or their affiliates, parents, spouses, siblings or descendants). The retained accounting firm shall be provided all information relating to the dispute and all parties agree to use their best efforts to cooperate with the accounting firm in connection with its resolution of the dispute. Within fourteen (14) days following appointment of the accounting firm, both parties will submit written materials to the accounting firm presenting their case, and each party shall have an opportunity to make a two-hour oral presentation. During the twenty-one (21) days thereafter, the accounting firm shall have the ability to submit written questions and obtain written answers from the parties. Within sixty (60) days of its appointment, the accounting firm shall make its final decision regarding the dispute and such decision shall be final and binding on all parties. Such decision and the basis therefore will be in writing and delivered to the parties hereto. The prevailing party in such dispute will be entitled to recover its related costs and expenses (including reasonable attorney's fees) and the non-prevailing party will be responsible for payment of the fees and charges of such accounting firm. The prevailing party shall be the party whose position is substantially upheld.

                  (b) Except for actions for equitable relief, which may be brought before any court of competent jurisdiction, any other dispute arising after the Closing Date under this Agreement will be subject to binding arbitration and will be referred to a panel of three (3) neutral arbitrators for final determination pursuant to the Commercial Rules (the "Rules") of the American Arbitration Association (the "AAA"). Such arbitration will be administered by the AAA and held in Minneapolis, Minnesota. Any such arbitration will be initiated by written request for arbitration delivered by one party to the other and to the AAA. The arbitration panel will consist of one (1) attorney with experience in business transactions, one (1) certified public accountant and one (1) business person. The panel of arbitrators will be selected in accordance with the Rules within twenty-one (21) days of expiration of the 60-day period specified in Section 7.1.1 above. The hearing will be commenced within sixty (60) days of the selection of the arbitrators. Within ten (10) days following the closing of the hearing, a final decision will be made concerning the disputed matter, which decision and the basis therefore will be in writing and delivered to the parties hereto. The final decision of the arbitrators will be binding on the parties and enforceable in any court of law having jurisdiction thereof. Pending final decision of the disputed matter, the parties will continue to diligently observe and perform the terms of this Agreement. In such arbitration (i) the prevailing party will be entitled to recover its costs and expenses (including reasonable attorney's fees and travel and lodging expenses) and (ii) the non-prevailing party will be responsible for the costs of arbitration (including, but not limited to, the costs of the arbitrators and AAA fees). The prevailing party shall be the party whose position is substantially upheld. In any such arbitration, the laws of the State of Minnesota will be applied, without regard for choice of law provisions.

         7.1.3. CONFIDENTIALITY. The parties shall hold the existence, content and result of disputes under this Section 7.1 in confidence; provided that the parties shall be entitled to disclose such information to their professional advisers who have a need to know the same. The parties shall attempt to obtain similar confidentiality commitments from any mediators and arbitrators retained.

Notwithstanding the foregoing: (i) Buyers, as one party, and Carriere, as the other party, each agrees that any breach of such party's obligations to consummate the sale of the Purchased Units on the Closing Date (or an extended Closing Date as agreed to between the parties) will result in irreparable injury to the non-breaching party for which a remedy at law would be inadequate and that, in addition to any relief at law which may be available to the non-breaching party for such breach and regardless of any other provision contained in this Agreement, the non-breaching party shall be entitled to injunctive and other equitable relief as a court may grant; and (ii) nothing contained in this Section 7.1 shall be construed to limit any party's right to obtain equitable relief for other breaches of this Agreement under general equitable standards.

7.2. NOTICES. All notices, offers, requests or other communications from either of the parties hereto to the other shall be in writing and shall be considered to have been duly delivered or served on the date of meeting if sent by first class certified mail, return receipt requested, postage prepaid, to the party at its address as set forth below or to such other address as such party may hereafter designate by written notice to the other party:

         If to Buyers, to:

                  Aero Systems Engineering, Inc.
                  358 East Fillmore Avenue
                  St. Paul, MN 55107
                  Attn: President

         With a copy to:

                  Winthrop & Weinstine, P.A.
                  Suite 3500
                  225 South Sixth Street
                  Minneapolis, MN 55402
                  Attn: Mark T. Johnson

         If to Carriere, to:

                  Raymond Carriere
                  2333 Waters Drive
                  Mendota Heights, MN 55120

         With a copy to:

                  Best & Flanagan LLP
                  Suite 4000
                  225 South Sixth Street
                  Minneapolis, MN 55402
                  Attn: Scott Moen

7.3. BROKERS/COSTS AND EXPENSES. Each party hereto warrants, covenants and represents to the other that they have dealt with no real estate agent or broker in connection with this Agreement. Each party shall be responsible for and shall pay all costs and expenses (including accounting and legal) incurred in connection with this transaction, including that the Company shall not pay these costs and expenses of Carriere; provided the Company shall pay all legal, accounting and other professional costs and expenses incurred by the Company through September 12, 2003, relating to the possible sale, refinancing or other restructuring of the Company.

7.4. ASSIGNMENT. No party to this Agreement may assign or transfer this Agreement, either directly or indirectly, without the prior written consent of the other party to this Agreement; provided ASE may assign all or part of its interest under this Agreement in connection with a sale, merger or similar transaction affecting ASE. Unless otherwise agreed by the other party to this Agreement, any assignment of this Agreement shall not release the assignor from the duty to perform the assignor's obligations under this Agreement. This Agreement shall be binding upon, inure to the benefit of and may be enforced by and against the respective successors and permitted assigns of each of the parties to this Agreement.

7.5. SPECIFIC PERFORMANCE. Buyers, as one party, and Carriere, as the other party, each agrees that their failure to close on the transactions contemplated by this Agreement will cause the non-breaching party irreparable harm for which there is no adequate remedy of law and, without limiting whatever other rights and remedies the non-breaching party may have under this Agreement, the non-breaching party is entitled to the remedy of specific performance to enforce closing on the transactions contemplated by this Agreement and the breaching party consents to the issuance of an order by a court of competent jurisdiction requiring such specific performance of this Agreement by the breaching party.

7.6. ENTIRE AGREEMENT. This Agreement expresses the whole agreement between the parties with respect to the purchase and sale contemplated hereby, there being no representations, warranties or other agreements (oral or written) not expressly set forth or provided for herein.

7.7. COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

7.8. CHANGES. Any and all agreements by the parties hereto to amend, change, extend, revise or discharge this Agreement, in whole or in part, shall be binding upon the parties to such agreement, even though such agreements may lack legal consideration, provided such agreements are in writing and executed by the party against whom enforcement is sought.

7.9. GOVERNING LAW. This Agreement shall be deemed to be a contract made under the laws of the State of Minnesota and for all purposes it, plus any related or supplemental documents and notices, shall be construed in accordance with and governed by the laws of such state.

7.10. CONSTRUCTION. Wherever possible, each provision of this Agreement and each related document shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement or any related document shall be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity without invalidating the remainder of such provision or the remaining provisions of this Agreement or such related documents.

7.11. WAIVER. No failure on the part of either party to exercise, and no delay in exercising any right or remedy hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right or remedy hereunder preclude any other or further exercise thereof or the exercise of any other right or remedy granted hereby or by any related document or by law.

7.12. SEVERABILITY. In the event any part of this Agreement is found to be void, the remaining provisions of this Agreement shall nevertheless be binding with the same effect as though the void parts were deleted.

7.13. TITLES AND SUB-TITLES. The titles of the paragraphs and subparagraphs are placed herein for convenient reference only and shall not to any extent have the effect of modifying, amending or changing the expressed terms and provisions of this Agreement.

7.14. NO THIRD PARTY BENEFICIARIES. This Agreement is a contract solely among Buyers and Carriere. No third party beneficiaries (including, without limitation, employees and customers of the Company) are intended and none shall be inferred, and no party other than Buyers and Carriere may assert any right, make any claim or otherwise attempt to enforce any provision of or under this Agreement.

         [THE REMAINDER OF THIS PAGE HAS INTENTIONALLY BEEN LEFT BLANK.
                  SIGNATURES APPEAR ON THE FOLLOWING PAGE(s).]

[SIGNATURE PAGE TO THAT CERTAIN MEMBERSHIP INTEREST PURCHASE AGREEMENT, DATED OCTOBER 31, 2003.]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and year first above written.

CARRIERE:                                        BUYERS:

   /s/ Raymond Carriere                          Aero Systems Engineering, Inc.
------------------------------------
Raymond Carriere

                                                 By: /s/ Charles Loux
                                                    --------------------------
                                                    Charles H. Loux, President

                                                     /s/ Richard A. Hoel
                                                 -----------------------------
                                                 Richard A. Hoel

                                                 -----------------------------
                                                 Laurence E. Gamst

                                                    /s/ Edward J. Drenttel
                                                 -----------------------------
                                                 Edward J. Drenttel

                                LIST OF EXHIBITS

Exhibit 1.3.1(a)           Costs of Goods Sold

Exhibit 2.1                Non-Competition Agreement

Exhibit 2.2                Employment Agreement

Exhibit 2.3                Company Member Control Agreement

Exhibit 2.8                Technology Transfer Agreement

Exhibit 3.2                Company Jurisdictions

Exhibit 3.3                Managers and Governors

Exhibit 3.6                Financial Documents

Exhibit 3.7                Assets:  Title Exceptions

Exhibit 3.10               Undisclosed Liabilities

Exhibit 3.11               Adverse Changes

Exhibit 3.12               Leases

Exhibit 3.13               Insurance

Exhibit 3.14               Litigation

Exhibit 3.15               Material Contracts

Exhibit 3.16               Taxes and Audits

Exhibit 3.17               Guarantees

Exhibit 3.18               Employee Qualified Plans

Exhibit 3.19               Employment, Agency and Independent Contractor
                           Agreements

Exhibit 3.22               Investments

Exhibit 3.23               Intellectual Property

Exhibit 3.25               Bank Accounts and Powers of Attorney

Exhibit 3.26               Licenses, Permits and Authorizations

Exhibit 3.27               Related Party Transactions

Exhibit 3.29               Warranties

Exhibit 5.1.6              Opinion of Buyers' Counsel

Exhibit 5.2.8              Opinion of Carriere's Counsel